Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-136559 on Form S-4 of Exopack Holding Corp. (the “Acquiror”) of our report dated April 23, 2004 (January 11, 2006 as to note 11) relating to the financial statements of Exopack Holding Corp. and subsidiaries (the “Acquiree”) as of December 31, 2003 and for the two years then ended, appearing in the Prospectus, which is part of this Registration Statement and to the reference to us in the heading “Independent Accountants” in such Prospectus.

/s/ Deloitte & Touche LLP

Greenville, South Carolina

September 19, 2006